Exhibit 99(n)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Steben Select Multi-Strategy Master Fund:

We consent to the use of our report dated May 27, 2016 on the financial statements of Steben Select Multi-Strategy Master Fund, incorporated by reference herein, and to the reference to our Firm under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ KPMG LLP
Columbus, Ohio
July 28, 2016